Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Holdings Reports 20% Sequential Revenue Growth
Monday, July 24, 4:30 pm ET

Growth in New Products Contributes to Record Revenue and Earnings Per Share

MENLO PARK, Calif., July 24, 2006 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment industry, today reported its financial results for the second quarter ended June 30, 2006. Revenue for the second quarter of 2006 totaled $68.5 million, compared to revenue for the first quarter ended March 31, 2006 of $57.2 million, an increase of 20%, and compared to revenue of $39.3 million for the same period a year ago, a 74% increase. The company recorded net income of $4.0 million, or $0.21 per diluted share, during the second quarter of 2006, compared to net income of $2.1 million or $0.12 per share, for the first quarter of 2006 and net income of $692,000, or $0.04 per share for the same period a year ago. The second quarter earnings per share number includes a $0.01 charge related to implementation of SFAS 123R. Gross margin for the second quarter of 2006 was 15.6%, versus 14.3% for the first quarter of 2006, and 14.2% for the same period a year ago.

Revenue and operating income for the second quarter include $629,000 and $112,000, respectively, attributable to Sieger Engineering following UCT’s acquisition of Sieger on June 29, 2006.

Cash at the end of the second quarter of 2006 was $19.0. million, a decrease of $0.8 million from $19.8 million at the end of the first quarter of 2006, and an increase of $7.7 million from $11.3 million at the end of the second quarter of 2005. Third party debt at the end of the second quarter was $35.1 million, an increase of $33.1 million from $2.0 million at the end of the first quarter of 2006, and an increase of $32.3 million from $2.8 million at the end of the second quarter of 2005. This increase reflects additional debt incurred in connection with the acquisition of Sieger. The company is currently finalizing the purchase price accounting related to the Sieger acquisition and expects to have this finalized in the third quarter of 2006.

Clarence Granger, UCT’s Chief Executive Officer, commented on the second quarter results: “We are very pleased with the company’s operating performance in the second quarter. We exceeded guidance with record levels of both revenue and earnings per share. Additionally the company completed the strategic acquisition of Sieger Engineering. This profitable organic growth, combined with the recent accretive acquisition of Sieger, significantly strengthens our position as a leading provider of critical subsystems for the semiconductor capital equipment industry.”

Granger continued: “Other key accomplishments during the second quarter include ramping production related to each of the large contract awards that were announced during our third quarter 2005 earnings call to production volumes and achieving record revenue levels from our Shanghai facility.”

Commenting on UCT’s corporate outlook, Granger noted, “With the full contribution from the Sieger acquisition, we expect revenue for the third quarter of 2006 to range between $92 million and $100 million, and net income per share to range between $0.21 and $0.25 per share, inclusive of an expected $0.02 per share charge related to implementation of SFAS 123R. We are continuing to deliver against our key growth initiatives, and we continue to build scale and enhance our competitive position in this growing industry segment.”

Ultra Clean will conduct a conference call on Monday,July 24, 2006, beginning at 2:00 p.m. PDT at 800/670-3545 (domestic) and 212/346-6514 (international). A replay of the webcast will be available for fourteen days following the conference call at 800/633-8284 (domestic) and 402/977-9140 (international). The confirmation number for the live broadcast and replays is 21299723 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers of semiconductor capital equipment. Ultra Clean is headquartered in Menlo Park, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our second quarter revenue and diluted earnings per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly report on Form 10-Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,

	2006	2005	2006	2005

Sales	$68,469	$39,289	$125,664	$81,214
Cost of goods sold	57,759	33,698	106,763	68,974

Gross profit	10,710	5,591	18,901	12,240

Operating expenses:
Research and development	733	749	1,331	1,436
Sales and marketing	1,124	864	2,080	1,758
General and administrative	3,638	2,860	6,527	6,223

Total operating expenses	5,495	4,473	9,938	9,417

Income from operations	5,215	1,118	8,963	2,823
Interest and other income (expense), net	(38)	28	(525)	55

Income before provision for income taxes	5,177	1,146	8,438	2,878
Income tax provision	1,222	454	2,352	992

Net income	$3,955	$692	$6,086	$1,886

Net income per share:
Basic	$0.22	$0.04	$0.35	$0.12
Diluted	$0.21	$0.04	$0.33	$0.11
Shares used in computing net income per
share:
Basic	18,250	16,217	17,566	16,203
Diluted	19,168	17,227	18,502	17,116

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30, 2006	December 31, 2005

ASSETS
Current assets:
Cash	$18,958	$10,663
Accounts receivable	51,982	19,528
Inventory	45,105	19,106
Other current assets	4,668	3,966

Total current assets	120,713	53,263

Equipment and leasehold improvements, net	7,856	4,312
Goodwill	39,968	6,084
Tradename	8,987	8,987
Other non-current assets	2,463	2,363

Total assets	$179,987	$75,009

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings	$12,535	$2,343
Accounts payable	44,319	14,188
Other current liabilities	8,355	2,843

Total current liabilities	65,209	19,374

Capital lease obligations and other liabilities	22,550	354

Total liabilities	87,759	19,728

Commitments and contingencies
Stockholders' equity:
Common stock	77,327	46,819
Deferred stock-based compensation	-	(350)
Retained earnings	14,901	8,812

Total stockholders' equity	92,228	55,281

Total liabilities and stockholders' equity	$179,987	$75,009